N18F1FORM











                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                  FORM N-18F-1



                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940




              FEDERATED U.S. GOVERNMENT SECURITIES FUND: 5-10 YEARS
                           (Exact Name of Registrant)



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                            NOTIFICATION OF ELECTION

    The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

    Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 7th day of May, 1998.



  FEDERATED U.S. GOVERNMENT SECURITIES FUND: 5-10 YEARS
(Name of Registrant)



By: /s/Karen M. Brownlee
    Karen M. Brownlee
    Assistant Secretary
    Attorney In Fact
    for the Trustees